Exhibit (a)(1)(A)

COMPANY NOTICE

To the Holders of

FLUOR CORPORATION

1.50% Convertible Senior Notes Due 2024

CUSIP Number: 343412AA0

NOTICE IS HEREBY GIVEN that, pursuant to the provisions of the Notes (as defined below) and the Indenture dated as of February 17, 2004 (the “Original Indenture”) between Fluor Corporation (the “Company”) and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”), as amended and supplemented by the First Supplemental Indenture thereto dated as of February 17, 2004 (the “Supplemental Indenture” and, together with the Original Indenture, the “Indenture”), pursuant to which the 1.50% Convertible Senior Notes Due 2024 of the Company (the “Notes”) were issued, the Company is obligated to offer to purchase all of the outstanding Notes that are validly surrendered for purchase at the option of the holders thereof (the “Offer”).  In accordance with the Indenture, at the option of each holder of the Notes, the Company will pay, in cash, a purchase price (the “Purchase Price”) equal to 100% of the principal amount of the Notes plus accrued and unpaid interest, if any, to (but excluding) the Purchase Date (as defined below), subject to the terms and conditions of the Indenture, the Notes, this Company Notice and other offer materials.  The purchase date with respect to the Offer is Tuesday, February 17, 2009 (the “Purchase Date”).   The Purchase Date is an Interest Payment Date under the terms of the Indenture.  Accordingly, interest accrued up to the Purchase Date will be paid to record holders as of the record date for such Interest Payment Date, and the Company expects that there will be no accrued and unpaid interest due as part of the Purchase Price.  Unless the Company defaults in the payment of the Purchase Price in accordance with the Indenture, interest on the purchased Notes will cease to accrue on and after the Purchase Date.  This Company Notice is being sent to holders of Notes pursuant to Section 3.06 of the Supplemental Indenture and Section 6 of the Notes and is subject to the Indenture and the Notes, and nothing in this Company Notice is intended to modify or contradict the terms of the Indenture or the Notes.

Holders may surrender their Notes at any time during the period beginning on January 14, 2009 until 5:00 p.m., New York City time, on February 13, 2009.  To accept the Offer and receive payment of the Purchase Price, individuals holding Notes in certificated form must send to the Trustee, as paying agent (the “Paying Agent”), their Notes along with a properly endorsed written notice of purchase (a “Purchase Notice”), in the form attached hereto (and must not have withdrawn such Purchase Notice), prior to 5:00 p.m., New York City time, on February 13, 2009.  The Purchase Notice given by any holder for Notes held in certificated form must state (i) the certificate number of the Notes being delivered for purchase; (ii) the portion of the principal amount of the Notes which the holder will deliver to be purchased, which portion must be in a principal amount of $1,000 or an integral multiple thereof; and (iii) that such Notes shall be purchased on the Purchase Date pursuant to the terms and conditions specified in the Indenture and Section 6 of the Notes.

The Notes are convertible into the Company’s common stock, par value $0.01 per share (“Common Stock”), at a rate of 35.9104 shares of Common Stock per $1,000 principal amount at the option of the holder and so long as specified conditions are met.  The Company will satisfy its conversion obligation for each $1,000 principal amount of the Notes by paying (i) an amount in cash (the “Election Amount”) equal to the conversion rate multiplied by the average of the last reported sale prices of Common Stock for the ten trading days beginning on the trading day immediately following the date the holder submits the Notes for conversion (the “Cash Settlement Averaging Period”) (provided, however, that the Election Amount will not be more than 100% of the principal amount of a Note) and (ii) a number of shares of Common Stock equal to the conversion rate minus (x) the Election Amount divided by (y) the average of the last reported sale prices of Common Stock during the Cash Settlement Averaging Period.  We will deliver cash in lieu of any fractional shares.  Holders who desire to convert Notes into Common Stock must satisfy the requirements of Article 5 of the Supplemental Indenture and Section 8 of the Notes.  If a holder has already delivered a Purchase Notice with respect to a Note, the holder may not surrender that Note for conversion until the holder has validly withdrawn the Purchase Notice before the expiration of the Offer in accordance with the Indenture.  Holders of Notes at 5:00 p.m., New York City time, on February 1, 2009, the regular record date for the February 15, 2009 interest payment on the Notes, will receive interest in the amount of $7.50 per $1,000 principal amount of Notes payable on February 17, 2009.  Notes surrendered for conversion by holders during the period from 5:00 p.m., New York City time, on February 1, 2009 to 5:00 p.m., New York City time, on February 13, 2009 must be accompanied by a payment to us of $7.50 per $1,000 principal amount of Notes surrendered for conversion, which amount equals the regular interest payment that the holder is to receive on the Notes.  Holders that submit Notes for conversion after 5:00 p.m., New York City time, on February 13, 2009, need not submit any interest payment in connection with the conversion.

A previously delivered Purchase Notice may be withdrawn by means of a written notice of withdrawal delivered to the Paying Agent at any time prior to 5:00 p.m., New York City time, on Friday, February 13, 2009 specifying (i) the certificate number, if any, of the Note in respect of which such notice of withdrawal is being submitted; (ii) the principal amount of the Notes with respect to which such notice of withdrawal is being submitted; and (iii) the principal amount, if any, of such Notes which remains subject to the original Purchase Notice and which have been or will be delivered for purchase by the Company.

To accept the Offer and receive payment of the Purchase Price, holders surrendering their Notes through the Depository Trust Company (“DTC”) need not submit a physical Purchase Notice to the Paying Agent if they comply with DTC’s transmittal procedures.  Likewise, holders attempting to withdraw a previously delivered Purchase Notice may do so by complying with DTC’s withdrawal procedures and do not need to submit a physical withdrawal notice to the Paying Agent.  Prior to 10:00 a.m., New York City time, on the Purchase Date, the Company shall deposit with the Paying Agent an amount of cash sufficient to pay the aggregate Purchase Price of all the Notes validly surrendered for purchase and not withdrawn.  Following such deposit, the Paying Agent will promptly distribute the cash to the holders who have validly surrendered their Notes.

Enclosed herewith is a Tender Offer Statement on Schedule TO filed by the Company with the Securities and Exchange Commission (the “SEC”) relating to the purchase of Notes by the Company as of the Purchase Date.  You can also obtain a copy from the SEC at www.sec.gov, or you may request a copy from the Company by contacting Investor Relations at 1-469-398-7220.

Questions and requests for assistance in connection with the surrender of Notes for purchase may be directed to Bondholder Relations at The Bank of New York Mellon Trust Company, N.A. at 1-800-438-5473.

The name and address of the Trustee, as Paying Agent and Conversion Agent, are as follows:

By Mail:	By Hand:	By Courier:
The Bank of New York Mellon	The Bank of New York Mellon	The Bank of New York Mellon
101 Barclay Street, 7 East	101 Barclay Street, 7 East	101 Barclay Street, 7 East
New York, New York 10286	New York, New York 10286	New York, New York 10286
Attention: Diane Amoroso	Attention: Diane Amoroso	Attention: Diane Amoroso
Telephone: 1-212-815-2742	Telephone: 1-212-815-2742	Telephone: 1-212-815-2742

Dated: January 14, 2009	THE BANK OF NEW YORK MELLON TRUST
COMPANY, NATIONAL ASSOCIATION, AS
TRUSTEE, on behalf of Fluor Corporation

NOTICE:

The Paying Agent will withhold under the U.S. backup withholding rules the applicable amount of any payment that is made upon purchase of any Notes unless the holder delivers a properly completed IRS Form W-9 or the holder otherwise establishes an exemption from such backup withholding.

PURCHASE NOTICE

To:          Fluor Corporation

This Purchase Notice must be signed by the registered holder(s) of the 1.50% Convertible Senior Notes Due 2024 (the “Notes”) of Fluor Corporation (the “Company”) exactly as his, her or its (their) name(s) appear(s) on certificate(s) for Notes or by person(s) whose signatures will be guaranteed by an Eligible Institution as provided for below.  The undersigned hereby acknowledges receipt of a Company Notice dated January 14, 2009, together with a Tender Offer Statement on Schedule TO filed by the Company with the Securities and Exchange Commission, relating to the purchase of Notes by the Company as of February 17, 2009, and requests and instructs the Company (through the Paying Agent) to purchase the Notes referred to below as of February 17, 2009, pursuant to the terms and conditions specified in (i) the Indenture referred to in the Company Notice and (ii) Section 6 of the Notes.

The undersigned hereby represents and warrants that (i) the undersigned has full power and authority to validly surrender the Notes surrendered hereby; (ii) when and to the extent the Company accepts such Notes for purchase, the Company will acquire good and unencumbered title to them, free and clear of all security interests, liens, charges, encumbrances, conditional sales agreements or other obligations relating to their surrender or transfer, and not subject to any adverse claim; and (iii) on request, the undersigned will execute and deliver any additional documents that the Paying Agent or the Company deems necessary or desirable to complete the surrender of the Notes surrendered for purchase hereby and accepted for purchase.

Date:	, 2009

(Exact Name of Holder)

Signature(s)

Certificate No(s). of Notes to be purchased:

Total Principal Amount of Notes to be purchased ($1,000 or an integral multiple thereof):

$

(Note: if less than all of the Notes represented by the certificates listed above are to be purchased, please indicate the principal amount to be purchased in respect of each certificate)

SIGNATURE GUARANTEE (IF REQUIRED)
Certain Signatures Must be Guaranteed by an Eligible Institution

The signature appearing above must be guaranteed by an eligible guarantor institution (as defined in Rule 17Ad-15(a)(2) under the Securities Exchange Act of 1934, as amended) (an “Eligible Institution”) unless (i) the signature above is of the registered holder(s) of the surrendered Notes or (ii) the Notes were surrendered for purchase by the Company for the account of an Eligible Institution.

Authorized Signature:

Printed Name:

Title:

Name of Eligible Institution Guaranteeing Signatures:

Address of Eligible Institution:
(including zip code)

Area Code and Telephone Number.:

Date:	, 2009